Exhibit 99

NewsRelease

TC PipeLines, LP announces third quarter 2019 cash distribution

HOUSTON, October 22, 2019 (GLOBE NEWSWIRE) - TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s third quarter 2019 cash distribution of $0.65 per common unit. The distribution is unchanged from the distributions declared for the first two quarters of 2019.

This cash distribution is the 82nd consecutive quarterly distribution paid by the Partnership and is payable on November 14, 2019 to common unitholders of record at the close of business on November 1, 2019.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Enquiries:

Hejdi Carlsen / Jaimie Harding

403.920.7859 or 800.608.7859

Unitholder and Analyst Enquiries:

Rhonda Amundson

877.290.2772

investor_relations@tcpipelineslp.com